Exhibit 99.1

AeroGrow Reports Strong Second Quarter Results

•	Net Revenue up 156% to $5.7 million
•	Significantly Improved Operating Results
•	Big Sales Increases in e-Commerce and Retail Channels
•	New Products Launching in November

Boulder, CO - (November 13, 2017) - AeroGrow International, Inc. (OTCQB: AERO) ("AeroGrow" or the "Company"), which is the manufacturer and distributor of the world’s leading indoor gardening systems – the AeroGarden line of Smart Countertop Gardens  – announced results for the second quarter of its fiscal year, ended September 30, 2017.
For the quarter ended September 30, 2017 the Company recorded net revenue of $5.7 million, an increase of 156% over the same period in the prior year.  Loss from operations was $129K, improved from a loss of $627K in the prior year period.
“I’m very pleased to share our Fiscal Year 2018 second quarter results with you, which were strong by every measure,” said AeroGrow President & CEO J. Michael Wolfe.  “Sales were up 156%, led by strong load-in sales to our growing list of retail partners and continued gains in our e-commerce sales platforms.  Loss from operations was also greatly improved – by over 80% -- to just $129K.  Having begun the year with nearly $9 million of cash on hand, our cash position as of September 30th was $1.4 million as we purchased inventory in support of what we anticipate will be a significant holiday selling season.  We continued to have no debt as of September 30.
“We have been focused on three key goals for our Fiscal Year 2018:  (1) increasing our presence on the web by expanding our programs at Amazon platforms worldwide and by adding several key new .com retailers, (2) increasing our retail distribution in terms of number of stores and partners, and (3) launching several innovative new products.  We have successfully executed on each of these initiatives as we enter our critical holiday selling season.
“I think you’ll be impressed at all the places you’ll be able to find the AeroGarden this fall.  In addition to Bed, Bath & Beyond, QVC and Sur La Table – where we collectively had solid success last year – we’ll also be prominently featured at many other top flight retailers such as Macy’s, Kohl’s, Home Depot and others in the U.S.  We’ll also be in Canadian Tire Stores and Hudson’s Bay in Canada and will be expanding our presence on Amazon platforms throughout Europe and conducting small tests with other UK retailers.  All of this will be in addition to growing our established programs on Amazon.com, Amazon.ca (Canada) and our own Direct Response business.
“We’ve also successfully launched several new and innovative products.  You’ll see more Wi-Fi enabled AeroGardens this fall, including the all new Harvest Wi-Fi, which is planned to be featured by Amazon.com as their Cyber Monday Deal of the Day.   We’ll also be launching two exciting and entirely new products this fall:  (1) The AeroGarden Farm; and (2) The AeroGarden Herbie, the first-ever AeroGarden designed exclusively for kids.  The Farm will be by far our most advanced indoor garden ever with 24 pods, automatically-adjustable 120 watt LED grow lights, and 24 inches of growing height to offer our biggest and best growing experience yet.  The beta testing we’ve done with the Farm has been incredible…I think this is truly going to be a game changer for not only our company but potentially for the indoor gardening market as a whole.  While we’ll only “soft launch” the AeroGarden Herbie this fall, we think it represents a potentially huge market for us – especially when you think about the possibility getting kids interested in gardening at an early age and selling to parents, grandparents and even schools.
“I’m also excited about the marketing programs that we’ve been putting together to help drive our sell-thru for this year, with an expanded television investment, a number of new digital and social initiatives, and many co-op programs that we’ll be driving in conjunction with our retail partners.   Our Public Relations efforts are also on the up-tick – for example we were recently prominently featured on the Harry Connick Jr. show.  If you have a minute you can take a look at a clip from the show by clicking on this link:     Harry Connick Jr. AeroGrow clip

“Returning to our Q2 financial results, I’d like to highlight a final point.  Our gross margin declined in the quarter – both YOY and from the levels that we’ve been experiencing lately.  The reason for the drop is significantly increased sales to Brick and Mortar retail accounts (which are sold at lower margin) and various reserves we took to support Holiday season sales at certain retailers.   The combination of these factors resulted in some slippage in our Q2 Gross Margin, although margins remain in line with our internal projections.
“Our upcoming Fall, Holiday and Spring selling seasons are poised to be the best ever in our Company’s history.  Increased retail distribution, innovative new products and dynamic marketing programs give us a chance to take our company to an entirely new level.  I look forward to updating you with our progress.”
For a more thorough evaluation of our progress and our plans for Fiscal Year 2018 and beyond, please take a look at our Annual Letter to Shareholders that was released in September by clicking on the following link:  Annual Letter to Shareholders
Second Quarter Details
For the three months ended September 30, 2017, total revenue was $5.7 million, an increase of 156.1%, or $3.5 million, relative to the same period in the prior year.  The increase was primarily due to nearly $2.0 million of in-store retail channel sales with our newly acquired retail accounts.  Additionally, we also experienced increased sales at Amazon.ca and other online retailers.  Sales in our direct-to-consumer channel also increased 10.4%, or $86,000.

For the three months ended September 30, 2017, total dollar sales of AeroGarden units increased by 302.8% from the prior year period due to the timing of load-in of large AeroGarden retail sales in the current year prior to our peak holiday season.  The prior year sales did not have the same comparable retail load-in for items that will be carried in-store during the holiday season. Seed pod kit and accessory sales increased by 67.3% over prior year period as our established base of AeroGardeners continues to grow.  Sales of seed pod kits increased from 57,000 to 99,000 units, primarily as a result of the increased size of our active customer database as new customers have entered the AeroGrow franchise.

The Company continues to spend advertising dollars in order to strategically build market awareness and continue initiatives implemented in the prior year. For Fiscal 2018, we intend to expand consumer awareness of the AeroGrow brand and product line.  During the three months ended September 30, 2017, we spent $174,000 in advertising expenditures, a $24,000 or 15.8% year-over-year increase compared to the same period ended September 30, 2016.

Our gross profit for the three months ended September 30, 2017 was 28.9%, down from 30.8% in the prior year period.  During the quarter we experienced lower margins on product sales into the retail channel that traditionally have lower margins and are impacted by estimates for returns and allowances on product load-in.

In aggregate, our total operating expenses increased 35.9% or $473,000 year-over-year principally because we spent more in anticipation of future growth.

As a result of efforts to prepare for growth and timing of load-in orders, our operating loss improved to $129,000 for the three months ended September 30, 2017, as compared to an operating loss of $627,000 in the prior year period.

Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by J. Michael Wolfe and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, market acceptance of developments and enhancements to our product line, improved margins and profitability, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in "Item 1A Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2017. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company's publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

AEROGROW INTERNATIONAL, INC.

CONDENSED BALANCE SHEETS

	September 30, 2017	March 31, 2017
(in thousands, except share and per share data)	(Unaudited)	(Derived from Audited Statements)
ASSETS
Current assets
Cash	$1,420	$8,804
Restricted cash	15	15
Accounts receivable, net of allowance for doubtful accounts of $58 and $20 at September 30, 2017 and March 31, 2017, respectively	5,838	2,484
Other receivables	111	258
Inventory, net	8,381	2,921
Prepaid expenses and other	1,494	511
Total current assets	17,259	14,993
Property and equipment and intangible assets, net of accumulated depreciation of $4,219 and $4,020 at September 30, 2017 and March 31, 2017, respectively	313	415
Other assets
Deposits	110	106
Total assets	$17,682	$15,514

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,954	$1,853
Accrued expenses	2,181	1,520
Customer deposits	60	106
Debt associated with sale of intellectual property	98	117
Total current liabilities	5,293	3,596
Long term liabilities
Capital lease liability	15	19
Total liabilities	5,308	3,615
Commitments and contingencies
Stockholders’ equity
Common stock, $.001 par value, 750,000,000 shares authorized, 34,328,036 and 33,477,287, shares issued and outstanding at September 30, 2017 and March 31, 2017, respectively	34	33
Additional paid-in capital	140,817	138,757
Stock dividend to be distributed for Scotts Miracle-Gro transactions	-	2,595
Accumulated deficit	(128,477)	(129,486)
Total stockholders’ equity	12,374	11,899
Total liabilities and stockholders’ equity	$17,682	$15,514

AEROGROW INTERNATIONAL, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months ended September 30,		Six Months ended September 30,
(in thousands, except per share data)	2017	2016	2017	2016
Net revenue	$5,741	$2,242	$8,204	$4,398
Cost of revenue	4,079	1,551	5,720	2,863
Gross profit	1,662	691	2,484	1,535

Operating expenses
Research and development	141	114	233	211
Sales and marketing	1,012	729	1,844	1,549
General and administrative	638	475	1,265	1,055
Total operating expenses	1,791	1,318	3,342	2,815

(Loss) from operations	(129)	(627)	(858)	(1,280)

Other income (expense), net
Fair value changes in derivative warrant liability	-	(458)	-	(903)
Interest expense – related party	-	(27)	(1)	(31)
Other income (expense)	8	(16)	48	(41)
Total other income (expense), net	8	(501)	47	(975)

Net loss	$(121)	$(1,128)	$(811)	$(2,255)
Change in fair value of stock to be distributed for Scotts Miracle-Gro transactions	(47)	(317)	534	(767)
Net loss attributable to common stockholders	$(168)	$(1,445)	$(277)	$(3,022)
Net loss per share, basic and diluted	$(0.00)	$(0.17)	$(0.01)	$(0.37)

Weighted average number of common shares outstanding, basic and diluted	34,041	8,576	33,761	8,138

About AeroGrow International, Inc.

Headquartered in Boulder, Colorado, AeroGrow International, Inc. is the leader in the rapidly growing indoor gardening category. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. With an AeroGarden…you can grow anything! In April 2013, AeroGrow entered into a strategic partnership with Scotts Miracle-Gro to continue to expand the indoor gardening market. For more information, visit http://www.aerogrow.com.

Investor Relations:
Grey Gibbs
Senior Vice President of Finance and Accounting
grey@aerogrow.com
303-444-7755